                                                                   EXHIBIT 99.01

                               ESCROW AGREEMENT


          This ESCROW AGREEMENT (the "Agreement"), dated as of August __, 1994,
                                      ---------
by and among ________________ (the "Escrow Agent"), Marine Midland Bank, as
                                    ------------
trustee for the benefit of the Holders of the Notes under the Indenture (the

"Trustee") and Showboat, Inc., a Nevada corporation (the "Company").
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                                    RECITALS

          (a) Pursuant to that certain Indenture dated as of August __, 1994, by and between the Company and the Trustee (the "Indenture"), the Company has
                                                 ---------
issued $150,000,000 aggregate principal amount of its __% Senior Subordinated Notes due 2009 (the "Notes").
                     -----

          (b) The Indenture requires the Company to deposit $100 million of the net proceeds from the offering of the Notes in the Escrow Account in order for the Company to meet its investment obligations with respect to Sydney Harbour Casino Holdings Limited. ("SHCL")
                           ----

          (c) The parties have entered into this Agreement to set forth the conditions upon which, and the manner in which, funds will be disbursed from the Escrow Account to permit, among other things, the Company to fund its investment obligations with respect to SHCL.

                                   AGREEMENT

          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1.   Defined Terms.  Capitalized terms used herein but not otherwise
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defined shall have the meaning given to them in the Indenture.  In addition to any other defined terms used herein, the following terms shall constitute defined terms for purposes of this Agreement and shall have the meanings set forth below:

          "Acceptable Replacement Escrow Agent" means a corporation organized
           -----------------------------------
and doing business under the laws of the United States of America or of any state thereof authorized under such laws to exercise corporate trustee power, subject to supervision or examination by federal or state authority and having combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

          "Eligible Institution" means a commercial banking institution (which
           --------------------
may include Escrow Agent and its affiliates) that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's") at the time as of which
  ---                                        -------
any investment or rollover therein is made.

          "Escrow Account" means the escrow account established pursuant to
           --------------
Section 2(b) hereof.

          "Government Securities" means direct obligations of, or obligations
           ---------------------
guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

          "Marketable Securities" means (i) Government Securities, (ii) any
           ---------------------
certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution, (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "A-1" (or higher) according to S&P or "P-1" (or higher) according to Moody's, (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution, and (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

          "Offering" means the public offering of the Notes.
           --------

          "Prospectus" means the prospectus in the form first used to confirm
           ----------
sales of the Notes.

          2.   Escrow Account; Escrow Agent.
               ----------------------------

          (a)  Appointment of Escrow Agent.  The Trustee and the Company hereby
               ---------------------------
appoint Escrow Agent, and Escrow Agent hereby accepts appointment, as escrow agent under the terms and conditions of this Agreement.

          (b)  Establishment of Escrow Account.  Concurrently with the execution
               -------------------------------
and delivery hereof, Escrow Agent shall establish the Escrow Account at its
office at ________________.   Immediately upon receipt, the Company shall
deliver $100 million of the proceeds of the offering of the Notes to Escrow Agent for deposit into the Escrow Account. Escrow Agent shall issue a receipt, or an initial account statement as described in Section 2(g), evidencing and acknowledging Escrow Agent's receipt of the Deposit. Subject to the other terms and conditions of this Agreement, the Deposit shall be held for the benefit of the Company in the Escrow Account until disbursed in accordance with the terms hereof. [The Escrow Account shall be deemed to be under the sole dominion and control of Escrow Agent for the benefit of the Trustee.]

          (c)  Escrow Agent Compensation.  Escrow Agent and any Acceptable
               -------------------------
Replacement Escrow Agent shall be compensated pursuant to a separate agreement between the Company and Escrow Agent or such Acceptable Replacement Escrow Agent. Such compensation shall not be chargeable against the Escrow Account.

          (d)  Investment of the Deposit.  The Deposit shall be invested and
               -------------------------
reinvested upon the following terms and conditions:

          (i)       Acceptable Investments.  The Deposit shall be invested and
                    ----------------------
reinvested in Marketable Securities in accordance with the Company's written instructions to Escrow Agent. Escrow Agent shall invest the Deposit in Marketable Securities designated by the Company from time to time. All such Marketable Securities shall be assigned to Escrow Agent, for the benefit of the Company.

               (ii) Interest.  All interest earned on the Deposit invested in
                    --------
such Marketable Securities shall be paid to the Company.

          (e)  Limitation on Escrow Agent's Responsibilities.
               ---------------------------------------------

          (i) Escrow Agent's duties and responsibilities shall be limited to those expressly set forth in this Agreement and are purely ministerial in nature. Escrow Agent shall not be subject to, or obligated to recognize, any other agreement to which the Company, the Trustee, or either of them may be a party. References in this Agreement to any such agreement are for identification and definitional purposes only.

          (ii) Escrow Agent shall have no obligation with respect to the Escrow Account other than to follow faithfully instructions contained in this Agreement or delivered to Escrow Agent in accordance with this Agreement.
Escrow Agent may rely and act upon any written notice, instruction, direction, request, waiver, consent, receipt, or other paper or document (the "Instructions") which it believes in good faith to be genuine and what it
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purports to be.  Escrow Agent shall not be subject to any liability with respect to the form, execution, or validity of any such Instruction. The Escrow Agent shall not be liable for verifying the accuracy of any certifications made by the Company in connection with this Agreement.

          (iii) Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for doing anything which, in good faith, it may do or refrain from doing in connection with the Escrow Account, except in each case in the event of Escrow Agent's gross negligence or wilful misconduct.

          (f)  Substitution of Escrow Agent.
               ----------------------------

          (i) The Company shall have the right to cause Escrow Agent to be relieved of its duties hereunder and to select a substitute escrow agent to serve hereunder (provided such substitute escrow agent is an Acceptable Replacement Escrow Agent), upon the expiration of 30 days following delivery of written notice of substitution to Escrow Agent and the Trustee. Upon selection of such substitute escrow agent, such substitute escrow agent and the parties hereto other than the substituted escrow agent shall enter into an agreement substantially identical to this Agreement and, thereafter, Escrow Agent shall be relieved of its duties and obligations to perform hereunder, except that Escrow Agent shall transfer to the substitute escrow agent upon request therefor all funds and Marketable Securities maintained by Escrow Agent hereunder and copies of all books, records, plans and other documents in Escrow Agent's possession relating to such funds or Marketable Securities or this Agreement.

          (ii) Escrow Agent, or any substitute escrow agent, may at any time resign and be discharged of its duties and obligations under this Agreement by giving at least 30 days' notice to the Company and the Trustee. The Company shall appoint an Acceptable Replacement Escrow Agent as substitute escrow agent within such thirty day period.

          (iii) If the Company fails to appoint a substitute escrow agent as required under paragraph (ii) above, Escrow Agent shall deliver all assets held in the Escrow Account to an Acceptable Replacement Escrow Agent of either its choosing or as appointed by a court upon application therefor.

          (iv) Escrow Agent shall be discharged from any further duties under this Agreement upon its transfer of the assets held in the Escrow Account to an Acceptable Replacement Escrow Agent.

          (g)  Escrow Account Statement.  Upon receipt of the initial escrow
               ------------------------
funds and upon the request of the Company from time to time thereafter (but not less frequently than monthly), Escrow Agent shall deliver to the Company a statement setting forth with reasonable particularity the balance of funds then in the Escrow Account (including all investments) and the manner in which such funds are invested. The parties hereto irrevocably instruct Escrow Agent that on the first date upon which the balance in the Escrow Account (including the holdings of all Marketable Securities) is reduced to zero, Escrow Agent shall deliver to the Trustee a notice that the balance in the Escrow Account has been reduced to zero.

          (h)  Other Powers of Escrow Agent.
               ----------------------------

          (i) Escrow Agent may register any investments held by the Escrow Account in its nominee name without increase or decrease of liability.

          (ii) Escrow Agent may consult with and obtain advice from legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or any of Escrow Agent's duties under this Agreement, and Escrow Agent shall incur no liability in acting in good faith in accordance with the advice of such counsel.

          (i)  Incumbency Certificate.  The Company and the Trustee each shall
               ----------------------
provide a certificate to Escrow Agent as to the incumbency and signatures of those individuals authorized to provide instructions relating to the Escrow Account or to execute documents to be provided to Escrow Agent. The Company and the Trustee also shall promptly notify Escrow Agent of any changes to such a certificate. Escrow Agent may rely on the accuracy and completeness of any such certificate unless and until it has received an acceptable replacement certificate. All certificates provided under this Section 2(i) shall be executed by the applicable party's corporate secretary or assistant secretary or, if the party does not have a corporate secretary or assistant secretary, by a comparable officer.

          3.   Disbursements.
               -------------

          (a)  Funding of Investment in SHCL.  Upon receiving certification from
               -----------------------------
the Company that SHCL, or a Subsidiary of SHCL, has received Australian Gaming Approval and Management Contract Approval, Escrow Agent shall release the Deposit and any interest accrued thereon to the Company, or any other Subsidiary or Affiliate of the Company, as the Company may direct; provided, however, that the Company may use the Deposit released to it only to make its investment in SHCL, or as otherwise provided by the terms of the Indenture. Such certification from the Company to Escrow Agent shall contain a certification by a duly elected and authorized officer of the Company to the effect that Australian Gaming Approval and Management Contract Approval have occurred, a copy of notification to that effect from the New South Wales Casino Control Authority (if such notification is in writing), and a representation by the Company that the Deposit being released to it is being used to fund the Company's investment obligations with respect to SHCL.

          (b)  Offers to Purchase.  In the event that Escrow Agent has not
               ------------------
received notification from the Company in the manner specified above that Australian Gaming Approval and Management Contract Approval have occurred on or prior to the first anniversary of the offering of the Notes, then, subsequent to the Company's offer to Holders to purchase the Notes as required by the Indenture, Escrow Agent shall release the funds in the Escrow Account in an amount and in a manner as specified in a joint written notice to Escrow Agent from the Company and the Trustee.

Such joint notice shall be executed by a duly elected and authorized officer of each of the Company and the Trustee.

          (c) Any funds remaining in the Escrow Account after the release of the Deposit in accordance with Sections 3(a) and (b) hereof shall be released to the Company upon request and may be used for general corporate purposes.

          (d) Any funds in the Escrow Account to be released pursuant to the terms of this Section 3 shall only be released if Escrow Agent shall not have received any notice from the Trustee that as a result of an Event of Default, the indebtedness represented by the Notes has been accelerated and has become due and payable.

          4.   Indemnity.  The Company shall indemnify, hold harmless and defend
               ---------
Escrow Agent and its respective directors, officers, agents and employees, from and against any and all claims, actions, obligations, liabilities and expenses, including reasonable defense costs, investigative fees and costs, reasonable legal fees, and claims for damages, arising from Escrow Agent's performance under this Agreement, except to the extent that such liability, expense or claim is directly attributable to the gross negligence or wilful misconduct of such indemnified person. In connection with any claim, action, obligation, liability or expense for which indemnification is sought by Escrow Agent hereunder, Escrow Agent shall be entitled to recover its costs as incurred from funds available in the Escrow Account.

          5.   Termination.  This Agreement shall terminate automatically
               -----------
following disbursement of all funds remaining in the Escrow Account, unless sooner terminated by agreement of the parties hereto.

          6.   Miscellaneous.
               -------------

          (a)  Waiver.  Any party hereto may specifically waive any breach of
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this Agreement by any other party, but no such waiver shall be deemed to have been given unless such waiver is in writing, signed by the waiving party and specifically designating the breach waived, nor shall any such waiver constitute a continuing waiver of similar or other breaches.

          (b)  Invalidity.  If, for any reason whatsoever, any one or more of
               ----------
the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid in a particular case or in all cases, such circumstances shall not have the effect of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid, and the inoperative, unenforceable or invalid provision shall be construed as if it were written so as to effectuate, to the maximum extent possible, the parties' intent.

          (b)  Assignment.  This Agreement is personal to the parties hereto,
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and the rights and duties of any party hereunder shall not be assignable except with the prior written consent of the other parties. In any event, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

          (c)  Benefit.  The parties hereto, the Holders of the Notes and their
               -------
respective permitted assigns, but no others, shall be bound hereby and entitled to the benefits hereof.

          (d)  Time.  Time is of the essence of each provision of this
               ----
Agreement.

          (e)  Choice of Law.  The existence, validity, construction, operation
               -------------
and effect of any and all terms and provisions of this Agreement shall be determined in accordance with and governed by the laws of the State of New York.

          (f)  Entire Agreement; Amendments.  This Agreement contains the entire
               ----------------------------
agreement among the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and commitments, whether oral or written. This Agreement may be amended only by a writing signed by duly authorized representatives of all parties.

          (g)  Notices.  All notices and other communications required or
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permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given and received, regardless of when and whether received, either: (a) on the day of hand delivery; or (b) three business days following the day sent, when sent by United States certified mail, postage and certification fee prepaid, return receipt requested, addressed as follows:

          To Escrow Agent:




          Attention:

          To the Trustee:

          Marine Midland Bank
          140 Broadway
          New York, New York  10005-1180
          Telecopier No:  (212) 658-6425
          Attention:  Eileen M. Hughes

          To the Company:

          Showboat, Inc.
          2800 Fremont Street
          Las Vegas, Nevada  89104
          Telecopier No:  (702) 385-9678
          Attention:  Leann Schneider

or at such other address as the specified entity most recently may have designated in writing in accordance with this section to the others.

          (h)  Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          (i)  Captions.  Captions in this Agreement are for convenience only
               --------
and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

          IN WITNESS WHEREOF, the parties have executed and delivered this Escrow Agreement as of the day first above written.

ESCROW AGENT:


                              By:
                                  ___________________________________
                                   Name:
                                   Title:


TRUSTEE:                      MARINE MIDLAND BANK


                              By:
                                  ___________________________________
                                   Name:
                                   Title:


COMPANY:                      SHOWBOAT, INC.


                              By:
                                  ___________________________________
                                   Name:
                                   Title:

Acknowledged:

OCEAN SHOWBOAT, INC.


By:  _____________________________
     Name:
     Title:

ATLANTIC CITY SHOWBOAT, INC.


By:  _____________________________
     Name:
     Title:

SHOWBOAT OPERATING COMPANY


By:  _____________________________
     Name:
     Title: